
<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial  information  extracted from the balance sheet and  statement  of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                                    0000786622
<NAME>                                   KRUPP INSURED PLUS LIMITED PARTNERSHIP

<PERIOD-TYPE>                            6-MOS
<FISCAL-YEAR-END>                        Dec-31-2000
<PERIOD-END>                             Jun-30-2000
<CASH>                                     2,448,494
<SECURITIES>                              40,371,376<F1>
<RECEIVABLES>                                208,459
<ALLOWANCES>                                       0
<INVENTORY>                                        0
<CURRENT-ASSETS>                             242,352<F2>
<PP&E>                                             0
<DEPRECIATION>                                     0
<TOTAL-ASSETS>                            43,270,681
<CURRENT-LIABILITIES>                         10,002
<BONDS>                                            0
<PREFERRED-MANDATORY>                              0
<PREFERRED>                                        0
<COMMON>                                  43,106,491<F3>
<OTHER-SE>                                   154,188<F4>
<TOTAL-LIABILITY-AND-EQUITY>              43,270,681
<SALES>                                            0
<TOTAL-REVENUES>                           1,755,012<F5>
<CGS>                                              0
<TOTAL-COSTS>                                      0
<OTHER-EXPENSES>                             278,634<F6>
<LOSS-PROVISION>                                   0
<INTEREST-EXPENSE>                                 0
<INCOME-PRETAX>                            1,476,378
<INCOME-TAX>                                       0
<INCOME-CONTINUING>                        1,476,378
<DISCONTINUED>                                     0
<EXTRAORDINARY>                                    0
<CHANGES>                                          0
<NET-INCOME>                               1,476,378
<EPS-BASIC>                                        0<F7>
<EPS-DILUTED>                                      0<F7>

<F1>Includes  Participating  Insured  Mortgages  ("PIMs") of  $18,920,514  and
    Mortgage-Backed  Securities  ("MBS") of $21,450,862.
<F2>Includes  prepaid  acquisition  fees and  expenses of $844,252  net of accumulated amortization of $689,177 and prepaid participation servicing fees of $331,052 net of accumulated amortization of $243,775.
<F3>Represents  total equity of General  Partners and Limited  Partners.
    General Partners deficit of ($247,957) and Limited Partners equity of $43,354,448.
<F4>Unrealized gains on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $48,748 of amortization of prepaid fees and expenses.
<F7>Net income  allocated  $44,291 to the General Partners and $1,432,087 to the Limited Partners. Average net income per Limited Partner interest is $.19 on 7,500,099 Limited Partner interests outstanding.

